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                                                                    EXHIBIT 6.6
                                 PROMISSORY NOTE

$400,000.00                                                   SEPTEMBER 1, 1992
                                                      CHARLOTTE, NORTH CAROLINA



         FOR VALUE RECEIVED, the undersigned, Vital Living Products, Inc., a Delaware Corporation ("Maker"), hereby promises to pay to CT F, a Minnesota Corporation ("Holder"), at 2004 Valencia Terrace, Charlotte, North Carolina 28226, or at such other address as Holder may designate in writing, the principal sum of FOUR HUNDRED THOUSAND ($400,000) DOLLARS, together with accrued interest thereon from the date hereof until paid at a fluctuating rate per annum equal to the "prime rate" (as hereinafter defined) per annum plus two percent (2%) per annum. As used herein, the term "prime rate" shall mean that rate announced from time to time by NationsBank of North Carolina, Charlotte, North Carolina ("NationsBank") as its prime rate. The "prime rate" shall be determined each business day and any change in NationsBank's prime rate shall be effective hereunder the same business day.

         All unpaid principal and all accrued interest on this Note shall be payable in full on May May 7, 1993. Interest shall be payable on the first day of every month, commencing on September 1, 1992.

         Maker may prepay the unpaid principal and accrued interest hereunder, without penalty, at any time and from time to time.

         All payments of principal and interest hereunder shall be payable in lawful money of the United States.

         Maker shall be in the default hereunder, upon the occurrence of any of the following events:

         (i) the failure by Maker to make any payment of principal or interest when due hereunder, and such failure shall have continued for a period of more than fifteen (15) consecutive days;

         (ii) the entering into a decree or order by a court of competent jurisdiction adjudicating Maker a bankrupt or the appointing of a receiver or trustee of Maker upon the application of any creditor in an insolvency or bankruptcy proceeding or other creditor's suit, or a court of competent jurisdiction approving as properly filed, a petition for reorganization or arrangement filed against Maker under the federal bankruptcy laws and such degree or order not being vacated within sixty
                  (60) days, or the pendency of any bankruptcy proceeding or other creditors' suit against Maker or a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws with respect to Maker and such proceeding, suit or petition not being dismissed within sixty (60) days or an assignment for the benefit

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                  of creditors by Maker or if maker should consent to the
                  appointment of a receiver or trustee in an insolvency or bankruptcy proceeding or other creditor's suit; or

         (iii) the existence of any uncured event of default under the terms of any instrument in writing evidencing a debt to someone other than Holder, provided that Maker is not contesting in good faith by appropriate proceedings such uncured event of default.

         Upon the occurrence of any event or condition of default hereunder, the maturity of the Note, at Holder's option, shall be automatically accelerated and all of the indebtedness hereunder shall be immediately due and payable, together with accrued interest thereon, and payment thereof may be enforced by suit or other process of law.

         If this Note is not paid when due, whether at maturity or by acceleration, Maker agrees to pay all reasonable costs of collection and such costs shall include without limitation all costs, reasonable attorneys' fees and expenses incurred by Holder hereof, in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving Maker, or involving any endorser or guarantor hereof, which in any way affect the exercise by Holder of its rights and remedies under this Note.

         Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived.

         The terms "Maker" and "Holder" shall be construed to include their respective heirs, personal representatives, successors, subsequent holders and assigns.

         This Note shall be enforceable in accordance with the laws of the State of North Carolina and shall be construed in accordance therewith.

                                                VITAL LIVING PRODUCTS, INC.


                                                By: /s/ Henry H. Mummaw
                                                    Henry H. Mummaw, President



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